SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant {X}

  Filed by a Party other than the Registrant {_}

  Check the appropriate box:
  {_}  Preliminary Proxy Statement (Revocation of Consent Statement)
  {_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  {_}  Definitive Proxy Statement (Revocation of Consent Statement)
  {X}  Definitive Additional Materials
  {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
                   -----------------------------------------
                (Name of Registrant as Specified in Its Charter)
                   -----------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  {X}  No fee required.

  {_}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___

       (4)  Proposed maximum aggregate value of transactions:  _______________

       (5)  Total fee paid.
  --------
  {_}  Fee paid previously with preliminary materials.

  {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: __________________________________________

       (2)  Form, Schedule or Registration Statement No.: ____________________

       (3)  Filing Party: ____________________________________________________

       (4)  Date Filed: ______________________________________________________


                            [NEWSPAPER ADVERTISEMENT]

     To All Great Western Stockholders:

     ONE PROBLEM WITH AHMANSON CAN BE SUMMED UP IN JUST TWO LINES...

                  GRAPH TITLE:  Total Return to Stockholders
                           From 12/29/89 to 3/31/97 *

     [Graph appears here with two lines, one for Washington Mutual and the second for Ahmanson]

     [Horizontal line: dates (12/29/89 -- 3/31/97); Vertical line: percentage (0-700%)]

       Date                 Washington Mutual                Ahmanson
       ----                 -----------------                --------
     12/29/89               0                                0
      3/30/90             -12.24                           - 6.83
      7/31/90             -17.18                             6.25
     11/30/90             -31.54                           -28.64
      3/29/91              11.51                             3.19
      7/31/91              50.12                             2.92
     11/29/91              48.76                           -19.01
      3/31/92              85.90                            -8.42
      7/31/92             131.08                             1.71
     11/30/92             177.67                             5.25
      3/31/93             177.89                            17.23
      7/30/93             250.29                            22.57
     11/30/93             214.18                            21.36
      3/31/94             157.66                             9.85
      7/29/94             174.12                            30.90
     11/30/94             139.18                            12.05
      3/31/95             179.15                            22.77
      7/31/95             237.94                            54.09
     11/30/95             302.98                            87.45
      3/29/96             327.32                            71.58
      7/31/96             429.95                            80.18
     11/29/96             537.36                           139.12
      3/31/97             611.13                           164.98

                                 [END OF GRAPH]

     Since 1990, Washington Mutual has delivered to its stockholders a total return greater than 600%--over three and one half times Ahmanson's 165% return during the same time period.**

     THE CHOICE IS CLEAR:

     WASHINGTON MUTUAL IS THE SUPERIOR MERGER PARTNER

     In spite of its inferior proposal, Ahmanson persists in trying to solicit your consent. Great Western's Board of Directors unanimously opposes the Ahmanson solicitation and urges you NOT to sign the WHITE consent card sent to you by Ahmanson. We urge you to sign, date and mail the BLUE Consent Revocation Card today.

                              [Great Western Logo]

     April 10, 1997

                                   IMPORTANT

     If you have any questions, please call our solicitor, Georgeson & Company Inc. Call toll free: 800-223-2064. Banks and brokers call: 212-440-9800.

               Great Western Financial Corporation ("Great Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery, J. F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank, J. V. Giovenco, F. A. Gryp,
     E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R. W. Sims and J. M. Studenmund; and the following other members of management of Great Western: S. F. Adams, B. F. Antenberg, B. R. Barkley, I.
     D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

               Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel,
     F. V. McMahon, J. Esposito, A. Sun, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of March 31, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 18,173 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of March 31, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 6,026 of Great Western's common shares; (ii) net "long" 150 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,526 of Washington Mutual's common shares.

               Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, H. M. Bridge, J. T. Crandall, R. H. Eigsti, J. W. Ellis,
     D. J. Evans, A. V. Farrell, W. P. Gerberding, K. K. Killinger, S.
     B. McKinney, M. K. Murphy, L. H. Pepper, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C.
     S. Davis, S. P. Freimuth, L. D. Lannoye, W. A. Longbrake, D. W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington Mutual: K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald, M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of
     Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

               Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P. R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D.
     A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of March 31, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "long" 12,629 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

     -------------
     *    Source:  Bloomberg Financial Markets.

     **   Return includes reinvestment of dividends.